EXHIBIT 99.1

                    SHAREHOLDERS VOTE IN FAVOR OF A NEW NAME
                    ----------------------------------------

Sacramento, CA - May 21, 2004 - American River Holdings (Nasdaq: AMRB) held their Annual Meeting of Shareholders on May 20, 2004, at American River Bank's newest location, 520 Capitol Mall, Sacramento.

Chairman of the Board, Charles D. Fite, called the meeting to order at 5:30 p.m. Shareholders of record on April 8, 2003 of American River Holdings elected Amador S. Bustos, Robert J. Fox, and William A. Robotham to serve as Class I Directors of American River Holdings until the 2007 Annual Meeting of Shareholders. Shareholders also approved an amendment to change American River Holdings' name to American River Bankshares. Shareholders ratified the appointment of Perry-Smith LLP as independent public accountants for the 2004 fiscal year.

American River Holdings' Board members now include Charles D. Fite, President of Fite Development Company; Amador S. Bustos, President of Bustos Media Corporation; Robert J. Fox, Partner of S.J. Gallina & Co.; Sam J. Gallina, Retired, Former Senior Partner of S.J. Gallina & Co.; David T. Taber, President and CEO of American River Holdings; Dr. Roger J. Taylor, National Executive Director of Impax Health Prime; William A. Robotham, Executive Partner of Pisenti & Brinker LLP; Stephen H. Waks, Attorney-at-Law and Owner of Stephen H. Waks Inc.; and Michael A. Ziegler, President and CEO of PRIDE Industries.

American River Holdings is a financial services company and the parent company of American River Bank, a community business bank that operates a family of financial service providers. These providers include: American River Bank, with offices in Sacramento and Placer Counties; North Coast Bank, with offices in Sonoma County and first source capital, a lease financing company based in Sacramento.

Related websites: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com, and www.firstsourcecapital.com


FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2003, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.

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